Exhibit 99.1

NEWS RELEASE

Investor Contact	Media Contact
Bill Walljasper	Sard Verbinnen & Co
Senior VP & Chief Financial Officer	Paul Caminiti/Andrew Cole/Brooke Gordon
515-965-6505	212-687-8080

Mark Harnett/Charlie Koons
MacKenzie Partners
212-929-5500

DISCUSSIONS BETWEEN CASEY’S AND 7-ELEVEN
REGARDING POTENTIAL TRANSACTION TERMINATE

ANKENY, IOWA – November 3, 2010 – Casey’s General Stores, Inc. (“Casey’s”) (NASDAQ: CASY) today announced that following discussions with 7-Eleven, Inc. (“7-Eleven”) regarding a potential transaction, Casey’s received a revised proposal from 7-Eleven of $43.00 per common share in cash.  The Casey’s Board of Directors, in consultation with its financial and other advisors, carefully considered the revised proposal and unanimously determined that the revised proposal does not reflect the value of Casey’s and its significant growth opportunities, and is not in the best interests of Casey’s, its shareholders, and other constituencies.  Given that Casey’s and 7-Eleven have been unable to reach mutually agreeable terms, the companies are no longer in discussions.

Goldman, Sachs & Co. is acting as financial advisor to Casey’s, and Cravath, Swaine & Moore LLP and Ahlers & Cooney, PC are providing legal advice.

Forward-Looking Statements
This communication contains various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements represent our expectations or beliefs concerning future events that may not prove to be accurate.  The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions are used to identify forward-looking statements.  We caution you that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risk that our cash balances and cash generated from operations and financing activities will not be sufficient for our future liquidity and capital resource needs, competition in the industry in which we operate, changes in the price or supply of gasoline, tax increases or other changes in the price of or demand for tobacco products, potential liabilities and expenditures related to compliance with environmental and other laws and regulations, the seasonality of demand patterns, weather conditions; and the other risks and uncertainties included from time to time in our filings with the SEC.  We further caution you that other factors we have not identified may in the future prove to be important in affecting our business and results of operations.  We ask you not to place undue reliance on any forward-looking statements because they speak only of our views as of the statement dates.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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